Exhibit 4.4

NATIONAL COMMERCE BANCORPORATION

Deferred Compensation Plan

Effective January 1, 1999

Amended Effective January 1, 2001

ARTICLE I

PURPOSE AND EFFECTIVE DATE

The purpose of the National Commerce Bancorporation Deferred Compensation Plan (hereinafter referred to as the “Plan”) is to aid National Commerce Bancorporation and its subsidiaries in retaining and attracting executive employees and directors by providing them with savings and tax deferral opportunities. The Plan shall be effective for deferral elections made hereunder on or after January 1, 1999.

ARTICLE II

DEFINITIONS

For the purpose of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

Section 2.1 Administrative Committee. “Administrative Committee” means the committee as appointed by the Compensation/Benefits Committee of the Board of Directors.

Section 2.2 Base Salary. “Base Salary” means the base rate of cash compensation paid by the Company to or for the benefit of a Participant for services rendered or labor performed while a Participant, including base pay a Participant could have received in cash in lieu of (A) deferrals pursuant to Section 4.2 and (B) contributions made on his behalf to any qualified plan maintained by the Company or to any cafeteria plan under Section 125 of the Internal Revenue Code maintained by the Company.

Section 2.3 Base Salary Deferral. “Base Salary Deferral” means the amount of a Participant’s Base Salary which the Participant elects to have withheld on a pre-tax basis from his Base Salary and credited to his Deferral Account pursuant to Section 4.2.

Section 2.4 Beneficiary. “Beneficiary” means the person, persons or entity designated by the Participant to receive any benefits payable under the Plan pursuant to Article IX.

Section 2.5 Bonus Compensation. “Bonus Compensation” means the amount awarded to a Participant for a Plan Year under any incentive plan maintained by the Company.

Section 2.6 Bonus Deferral. “Bonus Deferral” means the amount of a Participant’s Bonus Compensation which the Participant elects to have withheld on a pretax basis from his Bonus Compensation and credited to his account pursuant to Section 4.2.

Section 2.7 Board. “Board” means the Board of Directors of National Commerce Bancorporation.

Section 2.8 Change of Control. For purposes of this Plan, a “Change of Control” shall be deemed to have occurred if:

(i) there is an acquisition, in any one transaction or a series of transactions, other than from National Commerce Bancorporation, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of beneficial ownership (within the meaning of Rule 13(d)(3) promulgated under the Exchange Act) of 20% or more of either the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of National Commerce Bancorporation entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by National Commerce Bancorporation or any of its subsidiaries, or any employee benefit plan (or related trust) of National Commerce Bancorporation or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of the common stock and voting securities of National Commerce Bancorporation immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of Common Stock or the combined voting power of the then outstanding voting securities of National Commerce Bancorporation entitled to vote generally in the election of directors, as the case may be; or

(ii) individuals who, as of January 1, 1999, constitute the Board (as of such date, the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to January 1, 1999, whose election, or nomination for election by National Commerce Bancorporation’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of National Commerce Bancorporation (as such terms are used in Rule 14(a)(11) or Regulation 14A promulgated under the Exchange Act); or

(iii) there occurs either (A) the consummation of a reorganization, merger or consolidation, in each case, with respect to which the individuals and entities who were the respective beneficial owners of the common stock and voting securities of National Commerce Bancorporation immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation, or (B) an approval by the shareholders of National Commerce Bancorporation of a complete liquidation of dissolution of National Commerce Bancorporation or of the sale or other disposition of all or substantially all of the assets of National Commerce Bancorporation.

Section 2.9 Commission. “Commission” means the amount awarded to a Participant for a Plan Year under any commission plan maintained by the Company.

Section 2.10 Commission Deferral. “Commission Deferral” means the amount of Commission which the Participant elects to have withheld on a pre-tax basis from his Commission and credited to his Deferral Account pursuant to Section 4.2 and Section 6.1.

Section 2.11 Common Stock. “Common Stock” means the common stock of National Commerce Bancorporation.

Section 2.12 Company. “Company” means National Commerce Bancorporation, its successors, any subsidiary or affiliated organizations authorized by the Board or the Compensation/Benefits Committee to participate in the Plan and any organization into which or with which National Commerce Bancorporation may merge or consolidate or to which all or substantially all of its assets may be transferred.

Section 2.13 Compensation/Benefits Committee. “Compensation/Benefits Committee” means the Compensation and Benefits Committee of the Board.

Section 2.14 Consideration Shares. “Consideration shares” means shares of Common Stock owned by a Participant for six months or longer.

Section 2.15 Date of Exercise. “Date of Exercise” means date on which Options are exercised by the Participant.

Section 2.16 Deferral Account. “Deferral Account” means the account maintained on the books of the Administrative Committee for each Participant pursuant to Article VII.

Section 2.17 Deferral Period. “Deferral Period” is defined in Section 4.2.

Section 2.18 Deferred Amount. “Deferred Amount” is defined in Section 4.2.

Section 2.19 Disability. “Disability” means eligibility for disability benefits under the terms of the Company’s Long-Term Disability Plan as in effect from time to time.

Section 2.20 Eligible Compensation. “Eligible Compensation” means any Base Salary, Commissions or Bonus Compensation otherwise payable with respect to a Plan Year.

Section 2.21 ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

Section 2.22 Fair Market Value. “Fair Market Value” of a share of Common Stock means the closing price of the Common Stock on the New York Stock Exchange on the most recent day on which the Common Stock was so traded that precedes the date as of which Fair Market Value is to be determined. The definition of Fair Market Value in this Section shall be exclusively used to determine the values of a Participant’s interests in the National Commerce Bancorporation Share Fund (defined in Section 7.2(b)) for all relevant purposes under the Plan.

Section 2.23 Form of Payment. “Form of Payment” means payment in one lump sum or in installments of 5, 10 or 15 years.

Section 2.24 Gain Shares. “Gain Shares” means the shares of Common Stock so determined under Section 5.5 as resulting from the exercise of any option pursuant to Article V.

Section 2.25 Gain Share Account. “Gain Share Account” means the account maintained on the books by the Administrative Committee for the Participant of the number of Phantom Share Units related to Gain Shares, adjusted for hypothetical gains, earnings dividends, losses, distribution, withdrawals and other similar activity.

Section 2.26 Matching Contribution. “Matching Contribution” refers to the contribution made by the Company as a match against Deferred Amounts in accordance with Section 8.2.

Section 2.27 Option. “Option” means an option to acquire shares of Common Stock granted pursuant to the National Commerce Bancorporation Amended and Restated Stock Plan or any predecessor or successor thereto.

Section 2.28 Option Expiration Date. “Option Expiration Date” means the date on which an Option expires under the terms of the National Commerce Bancorporation Amended and Restated Stock Plan.

Section 2.29 Option Share. “Option Share” means a share of Common Stock acquired (or deferred hereunder) pursuant to the exercise of an Option.

Section 2.30 Participant. “Participant” means any individual who is eligible to participate in this Plan and who elects to participate by filing a Participation Agreement as provided in Article IV.

Section 2.31 Participation Agreement. “Participation Agreement” means an agreement filed by a Participant in accordance with Article IV.

Section 2.32 Phantom Share Units. “Phantom Share Units” means units of deemed investment in shares of National Commerce Bancorporation Common Stock so determined under Section 5.6.

Section 2.33 Plan Year. “Plan Year” means a twelve-month period beginning January 1 and ending the following December 31.

Section 2.34 Retirement. “Retirement” means retirement of a Participant from the Company after attaining age 65 or age 55 with at least ten years of service (in accordance with the method of determining service under the National Commerce Bancorporation Pension Plan) or in the case of a director the year in which the director is no longer a member of the board.

Section 2.35 Stock Option Gain Agreement. “Stock Option Gain Agreement” means an agreement filed by a participant in accordance with Article V to defer taxation of the gain from the exercise of an Option.

Section 2.36 Termination of Employment. “Termination of Employment” means the cessation of a Participant’s services as a full-time employee of the Company and its affiliates for any reason other than Retirement.

Section 2.37 Trust. “Trust” means an irrevocable trust which is intended to be a grantor trust, of which Company is the grantor, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended, and shall be construed accordingly. The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of Company and shall be used exclusively for the uses and purposes of Plan participants and general creditors as herein set forth. Plan participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plan(s) and this Trust Agreement shall be mere unsecured contractual rights of Plan participants and their beneficiaries against Company.

Section 2.38 Trustee. “Trustee” means the party appointed by the Administrative Committee to perform all of the duties set forth in the Trust Agreement.

Section 2.39 Unforeseeable Emergency. “Unforeseeable Emergency” means severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or a dependent of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.

Section 2.40 Valuation Date. “Valuation Date” means the last day of each calendar month or such other date as the Administrative Committee in its sole discretion may determine.

ARTICLE III

ADMINISTRATION

Section 3.1 Compensation/Benefits and Administrative Committees; Duties. This Plan shall be administered by the Compensation/Benefits Committee. A majority of the members of the Compensation/Benefits Committee shall constitute a quorum for the transaction of business. All resolutions or other action taken by the Compensation/Benefits Committee shall be by a vote of a majority of its members present at any meeting or, without a meeting, by an instrument in writing signed by all its members. Members of the Compensation/Benefits Committee may participate in a meeting of such committee by means of a conference telephone or similar communications equipment that enables all persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.

The Compensation/Benefits Committee shall be responsible for the administration of this Plan and shall have all powers necessary to administer this Plan, including discretionary authority to determine eligibility for benefits and to decide claims under the terms of this Plan including the power necessary to appoint a trustee of the irrevocable trust, except to the extent that any such powers are vested in any other person administering this Plan by the Compensation/Benefits Committee. The Compensation/Benefits Committee may from time to time establish rules for the administration of this Plan, and it shall have the exclusive right to interpret this Plan and to decide any matters arising in connection with the administration and operation of this Plan. All rules, interpretations and decisions of the Compensation/Benefits Committee shall be conclusive and binding on the Company, Participants and Beneficiaries.

The Compensation/Benefits Committee has delegated to the Administrative Committee responsibility for performing certain administrative and ministerial functions under this Plan. The Administrative Committee shall be responsible for determine in the first instance issues related to eligibility, investment benchmarks, distribution or Deferred Amounts, determination of account balances, crediting of hypothetical earnings and of Deferred Amounts and debiting of hypothetical losses and of distributions, in-service withdrawals, deferral elections and any other duties concerning the day-to-day operation of this Plan. The Compensation/Benefits Committee shall have discretion to delegate to the Administrative Committee such additional duties as it may determine. The Administrative Committee may designate one of its members as a chairperson and may retain and supervise outside providers and professionals (including in-house professionals) to perform any or all of the duties delegated to it hereunder.

Neither the Compensation/Benefits Committee nor a member of the Board nor any member of the Administrative Committee shall be liable for any act or action hereunder, whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated or for anything done or omitted to be done in connection with this Plan. The Compensation/Benefits Committee and the Administrative Committee shall keep records of all of their respective proceedings and the Administrative Committee shall keep records of all payments made to Participants or Beneficiaries and payments made for expenses or otherwise.

The Company shall, to the fullest extent permitted by law, indemnify each director, officer or employee of the Company (including the heirs, executors, administrators and other personal representatives of such person) each member of the Compensation/Benefits Committee and Administrative Committee against expenses (including attorney’s fees), judgments, fines, amounts paid in settlement, actually and reasonably incurred by such person in connection with any threatened, pending or actual suit, action or proceeding (whether civil, criminal, administrative or investigative in nature or otherwise) in which such person may be involved by reason of the fact that he or she is or was serving this Plan in any capacity at the request of the Company.

Any expense incurred by the Company, the Compensation/Benefits Committee or the Administrative Committee relative to the administration of this Plan shall be paid by the Company.

Section 3.2 Claim Procedure. If a Participant or Beneficiary makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions shall be treated as a claim for benefits. All claims for benefits under this Plan shall be sent to the Administrative Committee. If the Administrative Committee determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Administrative Committee shall inform the claimant in writing of such determination and the reason therefore in terms calculated to be understood by the claimant. The notice shall be sent within 90 days of the claim unless the Administrative Committee determines that additional time, not exceeding 90 days, is needed. The notice shall make specific reference to the pertinent Plan provisions on which the denial is based, and shall describe any additional material or information that is necessary. Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim. The claimant may within 90 days thereafter submit in writing to the Administrative Committee a notice that the claimant contests the denial of his or her claim and desires a further review by the Compensation/Benefits Committee. The Compensation/Benefits Committee shall within 60 days thereafter review the claim and authorize the claimant to review pertinent documents and submit issues and comments relating to the claim to the Compensation/Benefits Committee. The Compensation/Benefits Committee will render a final decision on behalf of the Company with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Chairperson of the Compensation/Benefits Committee determines that additional time, not exceeding 60 days, is needed, and so notifies the Participant. If the Committee fails to respond to a claim filed in accordance with the foregoing within 60 days or any such extended period, the Company shall be deemed to have denied the claim.

ARTICLE IV

PARTICIPATION

Section 4.1 Participation. Participation in the Plan shall be limited to executives who (i) meet such eligibility criteria as the Compensation/Benefits Committee shall establish from time to time, and (ii) elect to participate in this Plan by filing a Participation Agreement with the Administrative Committee. A Participation Agreement must be filed prior to the December 31st immediately preceding the Plan Year for which it is effective. The Administrative Committee shall have the discretion to establish special deadlines regarding the filing of Participation Agreements for specified groups of Participants.

Section 4.2 Contents of Participation Agreement. Subject to Article VIII, each Participation Agreement shall set forth: (i) the amount of Eligible Compensation for the Plan Year or performance period to which the Participation Agreement relates that is to be deferred under the Plan (the “Deferred Amount”), expressed as either a dollar amount or a percentage of the Base Salary, Bonus Compensation and Director Compensation for such Plan Year or performance period; provided, that the minimum Deferred Amount for any Plan Year or performance period shall not be less than $2,000; (ii) the period after which payment of the Deferred Amount is to be made or begin to be made (the “Deferral Period”), which shall be the earlier of (A) a number of full years, not less than three, and (B) the period ending upon the Retirement or prior termination of employment of the Participant, and (iii) the form in which payments are to be made, which may be a lump sum or in substantially equal annual installments.

Section 4.3 Modification or Revocation of Election by Participant. A Participant may not change the amount of his Base Salary Deferrals during a Plan Year. However, a Participant may discontinue a Base Salary Deferral election at any time by filing, on such forms and subject to such limitations and restrictions as the Administrative Committee may prescribe in its discretion, a revised Participation Agreement with the Administrative Committee. If approved by the Administrative Committee, revocation shall take effect as of the first payroll period next following its filing. If a Participant discontinues a Base Salary Deferral election during a Plan Year, he will not be permitted to elect to make Base Salary Deferrals again until the later of the next Plan Year or six months from the date of discontinuance. In addition, the Deferral Period may be extended if an amended Participation Agreement is filed with the Administrative Committee at least one full calendar year before the Deferral Period (as in effect before such amendment) ends; provided, that only one such amendment may be filed with respect to each Deferred Amount. Under no circumstances may a Participant’s Participation Agreement be made, modified or revoked retroactively.

ARTICLE V

STOCK OPTION GAIN DEFERRALS

Section 5.1 In General: Subject to provisions of this Article V, Participants may elect to defer receipt and distribution of the gain related to Gain Shares until the end of an elected Deferral Period by filing with the Administrative Committee a Stock Option Gain Agreement. The stock option gain deferral features of the Plan are effective for deferral elections made on or after January 1, 1999.

Section 5.2 Timing of Filing Stock Option Gain Agreement. A Stock Option Gain Agreement must be filed at least six months prior to the Date of Exercise, prior to the calendar year in which occurs the Date of Exercise and no later than the day before the first day of the six month period ending on the Option Expiration Date. An Option with respect to which a Stock Option Gain Agreement has been filed may not be exercised prior to the dates specified in the preceding sentence.

Section 5.3 Contents of Stock Option Gain Agreement. Each Stock Option Gain Agreement shall set forth: (i) the number of Options to be exercised in connection with the deferrals hereunder; (ii) the date of grant of the Options; (iii) the Deferral Period, which is not to be less than three years; (iv) any other item determined to be appropriate by the Administrative Committee. A Participant may elect to defer gain on Option Shares in increments of 25%, 50%, 75% or 100% of the number of Options awarded on a particular date of grant.

Section 5.4 Manner of Exercising Option Shares. A Participant who desires to exercise an Option and to defer current receipt and distribution of the gain related to Gain Shares must follow the procedures and requirements that are applicable to the Option under the National Commerce Bancorporation Stock Plan, including the procedures and requirements relating to the exercise of an Option; provided, however, that in the case of a deferral of Gain Shares under this Plan, the Participant shall only be permitted to tender Consideration Shares to pay the entire exercise price for any exercised Option. Notwithstanding the foregoing, the Administrative Committee may in its discretion accept the Participant’s attestation that he or she owns the number of Consideration Shares necessary to effectuate the stock swap contemplated hereunder. The attestation method or any other procedure accepted by the Administrative Committee shall be consistent with applicable legal authority regarding the tax-free treatment of such a transaction.

Section 5.5 Determination of Gain Shares. Upon exercise of an Option, the gain of which the Participant has elected to defer hereunder, Gain Shares resulting from such exercise shall be determined as follows: (i) the aggregate exercise price for all exercised Option Shares shall be determined; (ii) the number of Consideration Shares needed to pay the exercise price for such Option Shares shall be determined; (iii) the difference between the number of exercised Option Shares and the number of Consideration Shares shall be the number of Gain Shares resulting from such exercise. Any fractional Gain Share that results from the computations hereunder shall be rounded up to the nearest whole number.

Section 5.6 Conversion of Gain Shares to Phantom Share Units. As of the Date of Exercise, Gain Shares shall be Phantom Share Units by dividing the amount of the aggregate Fair Market Value Shares as of the Date of Exercise by the Fair Market Value of one share of Common Stock as of the Date of Exercise. The resulting number of Phantom Share Units shall be credited to the Participant’s Gain Share Account. Any fractional Phantom Share Unit that results from the computation hereunder shall be rounded up to the nearest whole number.

Section 5.7 Changes to the Stock Option Gain Agreement. A Stock Option Gain Agreement may not be amended or revoked after the day on which it is filed with the Administrative Committee, except that the Deferral Period may be extended if an amended Stock Option Gain Agreement is filed with the Administrative Committee at least one full calendar year before the Deferral Period (as in effect before such amendment) ends; provided, that only one such amendment may be filed with respect to each Stock Option Gain Agreement

Section 5.8 Failure to Properly Exercise. If a Participant makes a valid election under this Article V to defer the gain related to Gain Shares and if the Option expires without a proper exercise of the Option by the Participant or if the Participant fails to properly tender the Consideration Shares by the last day of the Option term, the Participant shall forfeit any opportunity to exercise the option and the Option shall be canceled as of the end of the last business day of the Option term.

ARTICLE VI

ARTICLE VII

DEFERRED BONUS AND COMMISSION COMPENSATION

Section 7.1 Elective Deferred Bonus and Commission Compensation. The Deferred Amount of a Participant with respect to each Plan Year of participation in the Plan shall be created by the Administrative Committee to the Participant’s Deferral Account as and when such Deferred Amount would otherwise have been paid to the Participant. To the extent that the Company is required to withhold any taxes or other amounts from the Deferred Amount pursuant to any state, Federal or local law, such amounts shall be taken out of compensation to the Participant that is not deferred under this Plan.

ARTICLE VIII

MAINTENANCE AND INVESTMENT OF ACCOUNTS

Section 8.1 Maintenance of Accounts. Separate Deferral Accounts shall be maintained for each Participant. More than one Deferral Account may be maintained for a Participant as necessary to reflect (a) various investment benchmarks and/or (b) separate Participation Agreements specifying different Deferral Periods and/or forms of payment. A Participant’s Deferral Account(s) shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan, and shall not constitute or be treated as a trust fund of any kind. The Administrative Committee shall determine the balance of each Deferral Account, as of each Valuation Date, by adjusting the balance of such Deferral Account as of the immediately preceding Valuation Date to reflect changes in the value of the deemed investments thereof, credits and debits pursuant to Section 6.1 and Section 7.2 and distributions pursuant to Article VIII with respect to such Deferral Account since the preceding Valuation Date.

Section 8.2 Investment Benchmarks. (a) Each Participant shall be entitled to direct the manner in which his/her Deferral Accounts will be deemed to be invested, selecting among the investment benchmarks specified in Appendix A hereto, as amended by the Compensation/Benefits Committee from time to time, and in accordance with such rules, regulations and procedures at the Compensation/Benefits Committee may establish from time to time. Notwithstanding anything to the contrary herein, earnings and losses based on a Participant’s investment elections shall begin to accrue as of the date such Participant’s Deferral Amounts are credits to his/her Deferral Accounts.

(b)(i) The investment benchmarks available for Deferral Accounts from time to time may include a “National Commerce Bancorporation Share Fund.” The National Commerce Bancorporation Share Fund shall consist of deemed investments in shares of National Commerce Bancorporation Common Stock. Deferred Amounts that are deemed t be invested in the National Commerce Bancorporation Share Fund shall be converted into deemed shares based upon the Fair Market Value of the Common Stock as of the date(s) the Deferred Amounts are to be credited to a Deferral Account. The portion of any Deferral Account that is invested in the National Commerce Bancorporation Share Fund shall be credited, as of each Valuation Date, with additional shares of Common Stock with respect to cash dividends paid on the Common Stock with record dates during the period beginning on the day after the most recent preceding Valuation Date and ending on such Valuation Date, as follows. The credit shall be for a number of additional deemed shares of Common Stock having a Fair Market Value, as of the payment date for a cash dividend, equal to the dollar amount of such cash dividend paid with respect to a number of actual shares of Common Stock equal to the number of deemed shares in such Deferral Account as of such Valuation Date minus the number of such deemed shares that were distributed to the Participant before such Valuation Date but after the most recent prior Valuation Date.

(ii) When a deemed reinvestment or a distribution of all or a portion of a Gain Share Account that is invested in the National Commerce Bancorporation Share Fund is to be made, the balance in such a Deferral Account shall be determined by reference to the Fair Market Value of the Common Stock on the most recent Valuation Date preceding the date of such reinvestment or distribution. Upon a lump sum distribution, the amounts in the National Commerce Bancorporation Share Fund shall be distributed in the form of cash having a value equal to the Fair Market Value of the deemed shares being distributed, actual shares of Common Stock, or a combination thereof, as determined by the Compensation/Benefits Committee.

(iii) In the event of a stock dividend, split-up or combination of the Common Stock, merger, consolidation, reorganization, recapitalization, or other change in the corporate structure or capitalization affecting the Common Stock, such that an adjustment is determined by the Compensation/Benefits Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan, then the Compensation/Benefits Committee may make appropriate adjustments to the number of deemed shares credited to any Deferral Account. The determination of the Compensation/Benefits Committee as to such adjustments, if any, to be made shall be conclusive.

(iv) Notwithstanding any other provision of this Plan, the Compensation/Benefits Committee shall adopt such procedures as it may determine are necessary to ensure that with respect to any Participant who is actually or potentially subject to Section 16(b) of the Securities Exchange Act of 1934, as amended, the crediting of deemed shares to his or her Deferral Account is not deemed to be a non-exempt purchase for purposes of such Section 16(b), including without limitation requiring that no shares of Common Stock or cash relating to such deemed shares may be distributed for six months after being credited to such Deferral Account.

Section 8.3 Statement of Accounts. The Administrative Committee shall submit to each Participant quarterly statements of his/her Deferral Account(s) and Gain Share Account(s), in such form as the Administrative Committee deems desirable, setting forth the balance to the credit of such Participant in his/her Deferral Account(s) and Gain Share Accounts as of the end of the most recently completed quarter.

ARTICLE IX

BENEFITS

Section 9.1 Time and Form of Payment. At the end of the Deferral Period for each Deferral Account, the Company shall pay to the Participant the balance of such Deferral Account at the time or times elected by the Participant in the applicable Participation Agreement; provided that if the Participant has elected to receive payments from a Deferral Account in a lump sum, the Company shall pay the balance in such Deferral Account (determined as of the most recent Valuation Date preceding the end of the Deferral Period) in a lump sum in cash (plus any shares of the Common Stock that the Compensation/Benefits Committee elects to deliver from any investment in the National Commerce Bancorporation Share Fund) as soon as practicable after the end of the Deferral Period. If the Participant has elected to receive payments from a Deferral Account in installments, the Company shall make annual cash only payments from such Deferral Account, each of which shall consist of an amount equal to (i) the balance of such Deferral Account as of the most recent Valuation Date preceding the payment date times (ii) a fraction, the numerator of which is one and the denominator of which is the number of remaining installments (including the installment being paid). The first such installment shall be paid as soon as practicable after the end of the Deferral Period and such subsequent installment shall be paid on or about the anniversary of such first payment. Each such installment shall be deemed to be made on a pro rata basis from each of the different deemed investments of the Deferral Account (if there is more than one such deemed investment). At the end of the Deferral Period for each Gain Share Account, the Company shall pay to the Participant the balance of such Gain Share Account at the time or times elected by the Participant in the applicable Stock Option Gain Agreement in shares of Common Stock.

Section 9.2 Matching Contribution. Each Participant eligible to participate in the company’s qualified 401(k) plan, who elects to make deferrals of Eligible Compensation to the Plan, will receive a matching Contribution equal to 50% of his or her Deferred Amount less any Directors Compensation Deferral. The matching Contribution amount for any one year shall not exceed 3% of the Participant’s combined Base Salary and Bonus Compensation in that year. In addition, the Matching Contribution for each Participant shall be reduced by the matching contribution made to such Participant’s qualified 401(k) account for the year. Matching Contributions will be credited to the Participant’s Deferral Account as of a date selected by the Company and shall follow the Participant’s investment benchmarks for the deferral of the Eligible Compensation to which it relates. The Matching Contribution shall be distributed to the participant according to the election made by the participant governing his/her deferrals.

Section 9.3 Retirement. Subject to Section 8.1 hereof, if a Participant has elected to have the balance of his/her Deferral Account or Gain Share Account distributed upon Retirement, the account balance of the Participant (determined as of the most recent Valuation Date preceding such Retirement) shall be distributed upon Retirement in installments or a lump sum in accordance with the Plan and as elected in the Participant Agreement.

Section 9.4 In-Service Distributions. Subject to Section 8.1 hereof, if a Participant has elected to defer Eligible Compensation under the Plan for a stated number of years, the account balance of the Participant (determined as of the most recent Valuation Date preceding such Deferral Period) shall be distributed in installments or a lump sum in accordance with the Plan and as elected in the Participant Agreement.

Section 9.5 Other Than Retirement. Notwithstanding the provisions of Section 8.3 and Section 8.4 hereof and any Participation Agreement, if a Participant dies, has a Termination of Employment or Disability prior to Retirement and prior to receiving full payment of his/her Deferral Account(s), the Company shall pay the remaining balance (determined as of the most recent Valuation Date preceding such event) to the Participant or the Participant’s Beneficiary or Beneficiaries (as the case may be) in a lump sum cash only or in Common Stock with respect to payment of Gain Share Accounts and amounts invested in the National Commerce

Bancorporation Stock Fund (notwithstanding Section 8.1 hereof) as soon as practicable following the occurrence of such event, unless the Administrative Committee in its sole discretion determines otherwise. Subject to Section 7.2(a) hereof, the amount distributable under the preceding sentence of this Section 8.4 shall be based on the Participant’s investment elections.

Section 9.6 Hardship Withdrawals. Notwithstanding the provisions of Section 8.1 and any Participation Agreement, a Participant shall be entitled to early payment of all or part of the balance in his/her Deferral Account(s) in the event of an Unforeseeable Emergency, in accordance with this Section 8.5. A distribution pursuant to this Section 8.5 may only be made to the extent reasonably needed to satisfy the Unforeseeable Emergency need, and may not be made if such need is or may be relieved (i) through reimbursement or compensation by insurance or otherwise, (ii) by liquidation of the Participant’s assets to the extent such liquidation would not itself cause severe financial hardship, or (iii) by cessation of participation in the Plan. An application for an early payment under this Section 8.5 shall be made to the Administrative Committee in such form and in accordance with such procedures as the Administrative Committee shall determine from time to time. The determination of whether and in what amount and form a distribution will be permitted pursuant to this Section 8.5 shall be made by the Administrative Committee.

Section 9.7 Voluntary Early Withdrawal. Notwithstanding the provisions of Section 8.1 and any Participation Agreement, a Participant shall be entitled to elect to withdraw all of the balance in his/her Deferral Account(s) by filing with the Administrative Committee such forms, in accordance with such procedures, as the Administrative Committee, the Company shall pay an amount equal to ninety percent of the balance in such Participant’s Deferral Account(s) (determined as of the most recent Valuation Date preceding the date such election is filed) to the electing Participant in a lump sum in cash, and the Participant shall forfeit the remainder of such Deferral Account(s). All Participation Agreements previously filed by a Participant who elects to make a withdrawal under this Section shall be null and void after such election is filed (including without limitation Participation Agreements with respect to Plan Years or performance periods that have not yet been completed), and such a Participant shall not thereafter be entitled to file any Participation Agreements under the Plan with respect to the first Plan Year that begins after such election is made.

Section 9.8 Change of Control. In the event of a Change of Control that is recommended for approval to the shareholders by the Board, no immediate special payment shall be made to any Participant and the terms and conditions of the Plan shall remain in full force and effect. Notwithstanding anything contained in this Plan to the contrary, upon a hostile Change of Control, the Company shall immediately pay to each Participant in a lump sum in cash or in Common Stock with respect to payment of Gain Share Accounts and amounts invested in the National Commerce Bancorporation Stock Fund the balance in his/her Deferral Account(s) (determined as of the most recent Valuation Date preceding the Change of Control). Hostile Change of Control is defined as a Change of Control of the Company which is not recommended for approval to the shareholders by the Board.

Section 9.9 Withholding of Taxes. Notwithstanding any other provision of this Plan, the Company shall withhold from payments made hereunder any amounts required to be so withheld by any applicable law or regulation.

ARTICLE X

BENEFICIARY DESIGNATION

Section 10.1 Beneficiary Designation. Each Participant shall have the right, at any time, to designate any person, persons or entity as his Beneficiary or Beneficiaries. A Beneficiary designation shall be made, and may be amended, by the Participant by filing a written designation with the Administrative Committee, on such form and in accordance with such procedures as the Administrative Committee shall establish from time to time.

Section 10.2 No Beneficiary Designation. If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then the Participant’s Beneficiary shall be deemed to be the Participant’s estate.

ARTICLE XI

VESTING OF DEFERRAL & MATCHING CONTRIBUTION ACCOUNT

Section 11.1 Vesting of Deferral Account. A Participant shall be 100% vested in his/her Deferral Account at all times, except in the case of a Voluntary Early Withdrawal under Section 8.7 hereof.

Section 11.2 Vesting of Matching Accounts. Matching Contributions shall vest in the same manner as under the Company’s 401(k) Plan.

ARTICLE XII

AMENDMENT AND TERMINATION OF PLAN

Section 12.1 Amendment. The Board or the Compensation/Benefits Committee may at any time amend this Plan in whole or in part, provided, however, that no amendment shall be effective to decrease the balance in any Deferral Account as accrued at the time of such amendment, nor shall any amendment otherwise have a retroactive effect.

Section 12.2 Company’s Right to Terminate. The Board or the Compensation/Benefits Committee may at any time terminate the Plan with respect to future Participation Agreements. The Board or the Compensation/Benefits Committee may also terminate the Plan in its entirety at any time for any reason, including without limitation if, in its judgment, the continuance of the Plan, the tax, accounting, or other effects thereof, or potential payments thereunder would not be in the best interests of the Company, and upon any such termination, the Company shall immediately pay to each Participant in a lump sum the accrued balance in his Deferral Account (determined as of the most recent Valuation Date preceding the termination date).

ARTICLE XIII

MISCELLANEOUS

Section 13.1 Unfunded Plan. This Plan is intended to be an unfounded plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Section 201, 301 and 401 of ERISA. All payments pursuant to the Plan shall be made from the general funds of the Company and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan. Notwithstanding the foregoing, the Company may (but shall not be obligated to) create one or more grantor trusts, the assets of which are subject to the claims of the Company’s creditors, to assist it in accumulating funds to pay its obligations under the Plan.

Section 13.2 Nonassignability. Except as specifically set forth in the Plan with respect to the designation of Beneficiaries, neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, not be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Section 13.3 Validity and Severability. The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision of this Plan, which shall remain in full force and effect, and any prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 13.4 Governing Law. The validity, interpretation, construction and performance of this Plan shall in all respects be governed by the laws of the State of domicile of National Commerce Bancorporation, without reference to principles of conflict of law, except to the extent preempted by federal law.

Section 13.5 Employment Status. This Plan does not constitute a contract of employment or impose on the Participant or the Company any obligation for the Participant to remain an employee of the Company or change the status of the Participant’s employment or the policies of the Company and its affiliates regarding termination of employment.

Section 13.6 Underlying Bonus Plans and Programs. Nothing in this Plan shall prevent the Company from modifying, amending or terminating the compensation or the bonus plans and programs pursuant to which cash bonuses are earned and which are deferred under this Plan.

Section 13.7 Severance. Notwithstanding anything to the contrary herein the Compensation/Benefits Committee may, in its sole and exclusive discretion, determine that the Deferral Account of a Participant who has incurred a Termination of Employment and who receives or will receive severance payments from the Company shall be paid in installments, at such intervals as the Compensation/Benefits Committee may decide.

IN WITNESS WHEREOF, the Company has caused this Plan to be properly executed on the 16 day of February, 1999.

National Commerce Bancorporation

(Corporate Seal)	By:	/s/ Lewis E. Holland

	Its:	Vice Chairman

Attested to:

/s/ Gus B. Denton

Secretary

APPENDIX A

Money Market Fund

Fixed Income Fund

Managed Index 500 Fund

Lifestyle Fund

Growth Fund

Value Fund

NCBC Stock Fund

International Fund

FIRST AMENDMENT TO

NATIONAL COMMERCE FINANCIAL CORPORATION

STOCK OPTION GAIN DEFERRAL

AND FORMER NCB DEFERRED COMPENSATION PLAN

(formerly known as the National Commerce

Bancorporation Deferred Compensation Plan)

THIS FIRST AMENDMENT is made on the 1st day of January, 2002, by National Commerce Financial Corporation, the (the “Company”).

ARTICLE XIV

INTRODUCTION

The Company wishes to amend the National Commerce Bancorporation Deferred Compensation Plan to permit future contributions only for the Stock Option Gain Deferral mechanism, to freeze all other forms of contributions, to change the eligibility requirements so that they are the same as those contained in the National Commerce Financial Corporation Equity Investment Plan (the “Equity Investment Plan”) and to change the name of such plan to the “National Commerce Financial Corporation Stock Option Gain Deferral and Former NCB Deferred Compensation Plan.”

ARTICLE XV

AMENDMENT

NOW, THEREFORE, the Company hereby amends the National Commerce Bancorporation Deferred Compensation Plan (the “Plan”), effective as of January 1, 2002, as follows:

1. By renaming the Plan the “National Commerce Financial Corporation Stock Option Gain Deferral and Former NCB Deferred Compensation Plan” and make corresponding changes to the Plan wherever the name appears.

2. By substituting the phrase “National Commerce Financial Corporation Retirement Plan” for the phrase “National Commerce Bancorporation Pension Plan” where the same is found in Section 2.37.

3. By deleting Section 2.07 in its entirety and by substituting therefor the following:

“Section 2.07 Board. ‘Board’ means the Board of Directors of National Commerce Financial Corporation.”

4. By deleting Section 2.08 in its entirety and by substituting therefor the following:

“Section 2.08 Change of Control. For purposes of this Plan, a ‘Change of Control’ shall be deemed to have occurred if:

(1) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the ‘Exchange Act’)) (a ‘Person’) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such person to own twenty percent (20%) or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the ‘Outstanding Company voting Securities’); provided, however, that for purposes of this Subsection (1), the following acquisitions shall not be deemed to result in a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Company controlled by the Company or (D) any acquisition by any Company pursuant to a transaction that complies with clauses (A), (B) and (C) of Subsection (3) below; and provided, further, that if any Person’s beneficial ownership of the Outstanding Company Voting Securities reaches or exceeds 20% as a result of a transaction described in clause (A) or (B) above, and such Person subsequently acquires beneficial ownership of additional voting securities of the Company, such subsequent acquisition shall be treated as an acquisition that causes such Person to own twenty percent (20%) or more of the Outstanding Company Voting Securities; or

(2) individuals who as of the date hereof, constitute the Board (the ‘Incumbent Board’) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(3) the shareholders of the Company approve of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (‘Business Combination’) or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (A) all or substantially all of the individuals and entities who were the beneficial owners of the Outstanding Company voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than sixty percent (60%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the Company resulting from such business Combination (including, without limitation, a Company that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company voting Securities, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or such Company resulting from such Business Combination) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the Company resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such Company except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the Company resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(4) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.”

5. By adding the following new Section 4.04:

“Section 4.04. No Further Contributions. Notwithstanding anything contained in this Article IV to the contrary, effective January 1, 2002, no further contributions are permitted from Eligible Compensation, Base Salary, Commissions, Bonus Compensation, or Director’s Compensation pursuant to this Article IV.”

6. By adding the following new Section 4.05:

“Section 4.05. Frozen Participation for Directors. Notwithstanding Section 4.01, effective January 1, 2001, no Director may elect to participate in the Plan.”

IN WITNESS WHEREOF, the Company has executed this First Amendment as of the day and year first above written.

NATIONAL COMMERCE FINANCIAL COMPANY

By:	/s/ Sheldon M. Fox

Title:	CFO

ATTEST:

/s/ John Mistretta

Title: HR